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EXHIBIT 99

[Orient-Express Hotels News Release]

Contact:	William W. Galvin Tel: 203/618-9800
Patricia Harper Orient-Express Hotels Inc. Tel: 212/302-5055

ORIENT-EXPRESS HOTELS ANNOUNCES SECOND QUARTER AND SIX MONTHS RESULTS

        Hamilton, Bermuda, August 6, 2003.    Orient-Express Hotels Ltd. (NYSE: OEH, www.orient-express.com), owners of 40 deluxe hotel, restaurant, tourist train and river cruise properties in 17 countries, today announced its results for the second quarter and six months ended June 30, 2003.

        Net earnings for the quarter were $9.4 million ($0.31 per common share) on revenue of $92 million, compared with net earnings of $11.6 million ($0.38 per common share) on revenue of $79 million in the second quarter of 2002. For the six months net earnings were $6.8 million ($0.22 per common share) on revenue of $153 million, compared with net earnings of $12 million ($0.39 per common share) on revenue of $133 million in the first six months of 2002.

        Mr. James B. Sherwood, Chairman, said results were impacted by the non-recurring events of the war in Iraq and the SARS epidemic. He said some travel patterns have temporarily changed due to political and economic circumstances. For example, very few Americans are coming to France this year because of France's stance in the Iraq war and feelings are particularly strong at the top end of the market. While this has had little impact on the company's hotel in Carcassonne, it is a significant factor in the $1.2 million adverse deviation in operating results (EBITDA) for the quarter of the Venice Simplon-Orient-Express tourist train which traditionally takes many American passengers to and from Paris. Fewer Germans are travelling this year due to a weak German economy, however, the company has held or increased its rates in Euros, resulting in a $2.5 million improvement in operating profits in the quarter from European hotels. Travel by residents of prospering economies such as Ireland, Spain and Russia has shown material increases which partially offset reduced German travel. Easter falling in the second quarter this year was another positive factor. The smoking ban in New York City adversely impacted results of '21' Club but investment banking activity is increasing and the restaurant is used extensively for corporate entertaining by the financial community.

        Mr. Simon M.C. Sherwood, President, said that average daily room rate of owned hotels in U.S. dollars was up 23% in the quarter to $357 from $291 in the year earlier period. Same store RevPAR in U.S. dollars was up 12% to $190 from $170 in the year earlier period.

        He reviewed performance by region as follows:

        Europe.    EBITDA of owned hotels in Europe was $13.9 million in the second quarter compared with $11.4 million in the year earlier period. The stronger Euro and Easter falling in the period were contributing factors to the increase. Italy and Spain performed particularly well.

        North America.    EBITDA for the quarter of owned hotels in North America was $3.6 million, the same as in the year earlier period. Weakness at the Windsor Court was Iraq war-induced. Revenue at La Samanna increased but operating margins suffered due to the strong Euro. Results from drive-to hotels and the additional rooms at Maroma fully compensated.

        Southern Africa.    EBITDA of owned hotels was a loss of $0.2 million for the quarter compared with a profit of $0.2 million in the year earlier period. The strong Rand and lack of long haul U.S. visitors to Orient-Express Safaris' properties in Botswana due to the Iraq war were responsible for the deterioration, however, for the six months Southern Africa properties were $0.5 million ahead of the prior year period.

        South America.    EBITDA of owned hotels was $1.4 million in the quarter compared with $1.2 million in the prior year period, primarily due to better results from the Copacabana Palace Hotel.

        South Pacific.    EBITDA was a loss of $0.8 million in the quarter compared with a profit of $0.4 million in the year earlier period. The Iraq war and SARS caused long haul travellers from the U.S. and Japan to decline significantly.

        Hotel management and part ownership.    Income was $4.6 million for the second quarter, up $1 million from the year earlier period mainly due to acquisition of the Hotel Ritz, Madrid.

        Restaurants.    EBITDA from restaurants in the second quarter was $1 million compared with $1.4 million in the prior year period with the adverse deviation entirely due to reduced profits from '21' Club in New York City, impacted by the citywide ban on smoking.

        Tourist trains and river cruises.    EBITDA in the quarter was $2 million compared with $3.7 million in the year earlier period. The French locus of the Venice Simplon-Orient-Express and the SARS epidemic in Asia contributed substantially to the reduced earnings.

        Simon Sherwood said that top line revenue continued to show a healthy increase of 16% in the second quarter to $92 million from $79 million in the prior year period. Depreciation increased $1.6 million quarter on quarter which was related to increased investment while interest costs remained unchanged quarter on quarter.

        He said that La Cabaña would open in Buenos Aires in September amidst a rapidly improving Argentine economy and that further acquisitions are under active consideration.

        "Same Store EBITDA declined $25 million between the years 2000 and 2002. When demand rebounds we should recover this lost ground. Recent acquisitions and our $50 million investment since 2000 in expansion and improvement will also generate considerable earnings in the future", he concluded.

*            *            *            *             *

        Management believes that EBITDA (earnings before interest, tax, depreciation and amortization) is a useful measure of operating performance, to help determine the ability to incur capital expenditure or service indebtedness, because it is not affected by non-operating factors such as leverage and the historic cost of assets. EBITDA is also a financial measure commonly used in the hotel and leisure industry. However, EBITDA does not represent cash flow from operations as defined by U.S. generally accepted accounting principles, is not necessarily indicative of cash available to fund all cash flow needs and should not be considered as an alternative to earnings from operations under U.S. generally accepted accounting principles for purposes of evaluating results of operations.

        This news release contains, in addition to historical information, forward-looking statements that involve risks and uncertainties. These include statements regarding earnings growth, investment plans and similar matters that are not historical facts. These statements are based on management's current expectations and are subject to a number of uncertainties and risks that could cause actual results to differ materially from those described in the forward-looking statements. Factors that may cause a difference include, but are not limited to, those mentioned in the news release, unknown effects on the travel and leisure markets of terrorist activity and any police or military response (including the recent Iraqi war and its aftermath), the unknown effects on those markets if a SARS epidemic recurs, varying customer demand and competitive considerations, realization of bookings and reservations as actual revenue, inability to sustain price increases or to reduce costs, interest rate and currency value fluctuations, uncertainty of negotiating and completing proposed capital expenditures and acquisitions, adequate sources of capital and acceptability of finance terms, shifting patterns of business travel and tourism and seasonality of demand, adverse local weather conditions, changing global and regional economic conditions, and legislative, regulatory and political developments. Further information regarding these and other factors is included in the filings by the company and Sea Containers Ltd. with the U.S. Securities and Exchange Commission.

*            *            *            *             *

        Orient-Express Hotels will conduct a conference call today, Wednesday, August 6, 2003 at 9.00 AM (EDT) which is accessible at 212-346-6458. A re-play of the conference call will be available until 5.00 PM (EDT) Friday, August 15, 2003 and can be accessed by calling 800-633-8284 (International dial-in #: 402 977 9140) and entering reservation number 21155571. A re-play will also be available on the company's website: www.orient-express.com.

ORIENT-EXPRESS HOTELS LTD
Three months ended June 30, 2003
SUMMARY OF OPERATING RESULTS

	Three months ended June 30
	2003	2002
	$'000
Revenue
Owned hotels
—Europe	38,369	31,122
—North America	17,584	14,209
—Rest of World	12,605	11,856
Hotel management & part ownership interests	4,614	3,595
Restaurants	4,452	4,963
Trains & Cruises	14,298	13,349

Total revenue	91,922	79,094

Operating Profits
Owned hotels
—Europe	13,907	11,368
—North America	3,552	3,578
—Rest of World	363	1,772
Hotel management & part ownership interests	4,614	3,595
Restaurants	986	1,365
Trains & Cruises	1,977	3,687
Central overheads	(2,978)	(2,559)

EBITDA	22,421	22,806
Depreciation & Amortization	(6,479)	(4,905)
Interest	(4,729)	(4,544)

Earnings before Tax	11,213	13,357
Tax	(1,794)	(1,793)

Net earnings on common shares	9,419	11,564

Earnings per common share	$0.31	$0.38

Number of shares—millions	30.80	30.80

ORIENT-EXPRESS HOTELS LTD
Three months ended June 30, 2003
SUMMARY OF OPERATING INFORMATION FOR OWNED HOTELS

	Three months ended June 30
	2003	2002
Average Daily Rate (in dollars)
Europe	506	380
North America	300	295
Rest of World	213	174
Worldwide	357	291
Rooms Sold (thousands)
Europe	45	49
North America	35	30
Rest of World	32	38
Worldwide	112	117
RevPar (in dollars)
Europe	314	268
North America	204	195
Rest of World	83	80
Worldwide	194	172
			Change %
			Dollar	Local currency
Same Store RevPAR (in dollars)
Europe	313	265	18%	-4%
North America	200	196	2%	2%
Rest of World	83	80	4%	-10%
Worldwide	190	170	12%	-4%

ORIENT-EXPRESS HOTELS LTD
Six months ended June 30, 2003
SUMMARY OF OPERATING RESULTS

	Six months ended June 30
	2003	2002
	$'000
Revenue
Owned hotels
—Europe	50,971	41,403
—North America	36,854	30,766
—Rest of World	30,044	26,400
Hotel management & part ownership interests	7,022	6,044
Restaurants	8,190	9,549
Trains & Cruises	20,395	18,602

Total revenue	153,476	132,764

Operating Profits
Owned hotels
—Europe	11,827	10,875
—North America	8,946	9,056
—Rest of World	5,494	6,377
Hotel management & part ownership interests	7,022	6,044
Restaurants	1,147	2,316
Trains & Cruises	1,218	2,956
Central overheads	(5,903)	(5,138)

EBITDA	29,751	32,486
Depreciation & Amortization	(11,943)	(9,250)
Interest	(9,700)	(9,367)

Earnings before Tax	8,108	13,869
Tax	(1,297)	(1,865)

Net earnings on common shares	6,811	12,004

Earnings per common share	$0.22	$0.39

Number of shares—millions	30.80	30.80

ORIENT-EXPRESS HOTELS LTD
Six months ended June 30, 2003
SUMMARY OF OPERATING INFORMATION FOR OWNED HOTELS

	Six months ended June 30
	2003	2002
Average Daily Rate (in dollars)
Europe	432	323
North America	339	338
Rest of World	228	178
Worldwide	327	270
Rooms Sold (thousands)
Europe	67	75
North America	70	60
Rest of World	79	88
Worldwide	216	223
RevPar (in dollars)
Europe	236	211
North America	232	235
Rest of World	105	93
Worldwide	179	163
			Change %
			Dollar	Local currency
Same Store RevPAR (in dollars)
Europe	235	206	14%	-7%
North America	232	238	-2%	-2%
Rest of World	105	93	14%	-1%
Worldwide	173	160	8%	-4%

ORIENT-EXPESS HOTELS LTD
CONSOLIDATED AND CONDENSED BALANCE SHEETS

	June 30 2003	December 31 2002
	$'000
Assets
Cash	$17,812	$37,860
Accounts receivable	53,267	46,234
Prepaid expenses and other	12,065	9,090
Inventories	25,247	22,838

Total current assets	108,391	116,022
Real estate and other fixed assets, net book value	808,079	757,402
Investments	134,361	85,159
Intangible assets	29,529	29,159
Other assets	10,854	10,420

	$1,091,214	$998,532

Liabilities and Shareholders' Equity
Working capital facilities	$31,420	$23,800
Accounts payable	24,321	20,271
Accrued liabilities	55,606	46,831
Deferred revenue	16,484	15,107
Current portion of long-term debt and capital leases	40,224	37,243

Total current liabilities	168,055	143,252
Long-term debt and obligations under capital leases	479,527	421,773
Deferred income taxes	2,715	3,330
Minority interest	3,978	3,695
Shareholders' equity	436,939	426,482

	$1,091,214	$998,532

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  EXHIBIT 99
[Orient-Express Hotels News Release]
SUMMARY OF OPERATING RESULTS
SUMMARY OF OPERATING INFORMATION FOR OWNED HOTELS
SUMMARY OF OPERATING RESULTS
SUMMARY OF OPERATING INFORMATION FOR OWNED HOTELS
CONSOLIDATED AND CONDENSED BALANCE SHEETS